Exhibit 99.1

Investor Contact:                 Enrique Mayor-Mora
877-784-7167
                                                                                                                                                                NEWS RELEASE
Media Contact:                     Hill & Knowlton
786-553-1542

DENNY’S CORPORATION REPORTS RESULTS FOR THE FIRST QUARTER 2010

SPARTANBURG, S.C., May 10th, 2010 – Denny’s Corporation (NASDAQ: DENN) today reported results for its first quarter ended March 31st, 2010.

First Quarter Summary

•	Opened ten new restaurants with positive system unit growth of eight restaurants

•	New unit openings highlighted by four restaurants in Flying J Travel Centers and one university campus location in partnership with Sodexo

•	Adjusted income before taxes* grew 43% to $6.6 million

•	Net income of $4.6 million, an increase of $0.3 million

•	Reduced outstanding debt by an additional $5.2 million

•
Same-store sales decreased 5.5% at company units and 6.3% at franchised units. This represents an improvement in trend to the last six months of 2009 despite the negative impact of weather in the first quarter (weather impact estimated at 90bps, partially offset by 40bps of favorable impact from the Easter shift)

•	Company restaurant operating margin improved 1.9 percentage points to 13.6% of sales

Nelson Marchioli, President and Chief Executive Officer, stated, “In the first quarter we had two major developments that we expect will accelerate growth and improve long-term profitability. First, we were chosen as the full service restaurant operator of choice by Pilot for up to 140 Flying J Travel Centers. We expect to start converting these locations into Denny’s in the second quarter, pending final FTC approval of the Pilot Travel Center and Flying J merger. We believe this opportunity will further spur  unit growth through the entire system. Second, during the first quarter, we also completed the testing of our $2/$4/$6/$8 everyday value menu, and our test results have demonstrated a strong impact on guest traffic trends. While this wasn’t in place long enough to impact first quarter same store sales, it resonated with consumers in the test markets and based on those strong results we have rolled it out system-wide in the second quarter. The entire Denny’s system is very excited about this program and its potential impact on our future sales growth.”

“In addition, Denny’s continued to make significant progress towards the strategic goals established several years ago. These goals included opening new units, growing the system’s net unit count, paying down debt, and increasing margins, profitability and free cash flow. ”

First Quarter Results

For the first quarter of 2010, Denny’s reported total operating revenue, including company restaurant sales and franchise revenue, of $137.6 million compared with $165.8 million in the prior year quarter.  Company restaurant sales decreased $27.8 million primarily due to 63 fewer equivalent company restaurants compared with the prior year quarter. The decrease in restaurants resulted from the sale of company restaurants to franchisees under FGI.

Company restaurant operating margin (as a percentage of company restaurant sales) was 13.6%, an increase of 1.9 percentage points compared with the same period last year driven by the factors discussed below.

Product costs were flat at 23.8% of sales primarily due to the impact of a slightly higher average guest check, and flat commodity costs, offset by a higher mix of value priced items.

Payroll and benefit costs decreased 1.6 percentage points to 41.0% of sales primarily due to lower restaurant management incentive compensation as well as efficiency improvements in team and management labor, partially offset by the deleveraging effect of lower sales.

Occupancy costs increased 0.2 percentage points to 6.9% of sales primarily due to the deleveraging effect of lower sales.

Other operating costs decreased 0.5 percentage points to 14.7% of sales. Utility costs decreased 0.8 percentage points to 4.3% due to lower natural gas and electric rates, as well as the recognition of $0.6 million in losses on natural gas contracts during the prior year quarter. Repairs and maintenance expense decreased 0.1 percentage points. Marketing expenses increased 0.5 percentage points to 4.0% of sales. Legal settlement expense decreased 0.2 percentage points driven by minimal new case development.

For the first quarter of 2010, Denny’s reported franchise and license revenue of $29.8 million compared with $30.2 million in the prior year quarter. Franchise revenue decreased $0.4 million, or 1.3%, primarily due to a $1.2 million decrease in franchise fee revenue as no units were refranchised in the first quarter this year, partially offset by $0.7 million increase in franchise occupancy revenue and $0.1 million increase in royalty revenue. The royalty revenue increase was due to an additional 79 equivalent franchise restaurants, offset by negative same-store sales. During the first quarter, Denny’s franchisees opened six new restaurants, and closed two restaurants. Partnering with Sodexo, Denny’s opened its first campus location at California State University in San Bernardino.

Franchise operating margin decreased $1.5 million to $17.4 million, primarily due to the $1.2 million decrease in franchise fee revenue and lower same-store sales, partially offset by the additional 79 equivalent franchise restaurants. Franchise operating margin (as a percentage of franchise and license revenue) was 58.5%, a decrease of 4.1 percentage points compared with the same quarter last year. The decrease in margin was driven primarily by the decrease in FGI-related franchise fees and higher Super Bowl related costs, offset by higher contribution of higher-margin royalty revenue generated through FGI.

General and administrative expenses decreased $0.8 million, or 5.6%, from the same period last year. This decrease resulted from a reduction in incentive compensation, offset by an increase in stock based compensation resulting from the increase in the stock price and deferred compensation costs. Expenses related to the proxy contest were $0.5 million.

Depreciation and amortization expense declined by $1.3 million compared with the prior year quarter primarily as a result of the sale of restaurants and real estate over the past year.  Operating gains, losses and other charges, net, which reflect restructuring charges, exit costs, impairment charges and gains or losses on the sale of assets, increased $0.1 million in the quarter.

Operating income for the quarter decreased $0.7 million from the prior year period to $11.2 million, primarily due to a $28.2 million decrease in total operating revenue primarily attributable to the sale of company restaurants and negative same-store sales.

Interest expense decreased $2.1 million, or 24.6%, to $6.4 million as a result of the termination of our interest rate swap and a $52.9 million reduction in debt from the prior year period. Other nonoperating income decreased $0.5 million in the quarter primarily due to the recognition of gains and losses related to our interest rate swap.

Denny’s reported net income of $4.6 million for the first quarter, or $0.05 per diluted common share, compared with prior year period net income of $4.3 million, or $0.04 per diluted common share. Adjusted income before taxes, Denny’s metric for earnings guidance, increased $2.0 million, or 43%, in the first quarter to $6.6 million. This measure, which is used as an internal profitability metric, excludes restructuring charges, exit costs, impairment charges, asset sale gains and losses, share-based compensation, other nonoperating expenses and income taxes.

Business Outlook

Based on year-to-date results and management’s expectations at this time, Denny’s is reaffirming its financial guidance for full-year 2010 as announced in its fourth quarter 2009 earnings release on February 17, 2010.

2010 Guidance Assumptions:

•	Top line sales reflect a sequential improvement to our recent trends

•	The continued expansion of unit development and system growth primarily through our franchisees

•	The ongoing focus on the generation of cash with the objective of paying down debt and strengthening the balance sheet

•	Company same-store sales of (4.0%) to (2.0%)
•	Franchise same-store sales of (5.0%) to (3.0%)
•	6 new company restaurant openings
•	35 new franchise restaurant openings
•	Adjusted EBITDA* between $71 million and $75 million
•	Adjusted income before taxes* between $23 million to $28 million
•	Cash interest expense of $24 million
•	Cash capital expenditures of $17 million

Notes:
•
This guidance does not include the potential impact of future restaurant openings in partnership with Flying J Travel Centers beyond the four the company opened in the first quarter. Denny’s will update its full year guidance pending the FTC’s final approval of the Pilot Travel Center and Flying J merger.

* Please refer to the historical reconciliation of net income to adjusted income before taxes and adjusted EBITDA included in the tables below.

Further Information

Denny’s will provide further commentary on the results for the first quarter of 2010 on its quarterly investor conference call today, Monday, May 10th, 2010 at 5:00 p.m. ET.  Interested parties are invited to listen to a live broadcast of the conference call accessible through the investor relations section of Denny’s website at ir.dennys.com .  A replay of the call may be accessed at the same location later in the day and will remain available for 30 days.

Denny’s is one of America’s largest full-service family restaurant chains, consisting of 1,322 franchised and licensed units and 237 company-owned units, with operations in the United States, Canada, Costa Rica, Guam, Mexico, New Zealand and Puerto Rico.  For further information on Denny’s, including news releases, links to SEC filings and other financial information, please visit the Denny’s investor relations website.

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release.  In addition, certain matters discussed in this release may constitute forward-looking statements.  These forward-looking statements involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements.  Words such as “expects”, “anticipates”, “believes”, “intends”, “plans”, “hopes”, and variations of such words and similar expressions are intended to identify such forward-looking statements.  Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.  Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others:  the competitive pressures from within the restaurant industry; the level of success of the Company’s strategic and operating initiatives, advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports and other filings,, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 30, 2009 (and in the Company’s subsequent quarterly reports on Form 10-Q).

DENNY’S CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Quarter	Quarter
	Ended	Ended
(In thousands, except per share amounts)	3/31/10	4/1/09

Revenue:
Company restaurant sales	$107,783	$135,576
Franchise and license revenue	29,789	30,184
Total operating revenue	137,572	165,760
Costs of company restaurant sales	93,133	119,685
Costs of franchise and license revenue	12,366	11,298
General and administrative expenses	13,074	13,847
Depreciation and amortization	7,373	8,712
Operating (gains), losses and other charges, net	423	298
Total operating costs and expenses	126,369	153,840
Operating income	11,203	11,920
Other expenses:
Interest expense, net	6,398	8,491
Other nonoperating income, net	(12)	(486)
Total other expenses, net	6,386	8,005
Income before income taxes	4,817	3,915
Provision for (benefit from) income taxes	229	(392)
Net income	$4,588	$4,307

Net income per share:
Basic	$0.05	$0.04
Diluted	$0.05	$0.04

Weighted average shares outstanding:
Basic	97,095	96,045
Diluted	100,153	97,606

DENNY’S CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	3/31/10	12/30/09

ASSETS
Current Assets
Cash and cash equivalents	$33,741	$26,525
Receivables, net	13,735	18,106
Assets held for sale	3,024	-
Other	15,189	13,714
	65,689	58,345

Property, net	125,665	131,484
Goodwill	32,440	32,440
Intangible assets, net	54,346	55,110
Other assets	35,593	35,248
Total Assets	$313,733	$312,627

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Current maturities of notes and debentures	$1,320	$900
Current maturities of capital lease obligations	3,784	3,725
Accounts payable	25,008	22,842
Other current liabilities	60,283	64,641
	90,395	92,108
Long-Term Liabilities
Notes and debentures, less current maturities	248,919	254,357
Capital lease obligations, less current maturities	19,480	19,684
Other	73,932	73,976
	342,331	348,017
Total Liabilities	432,726	440,125
Total Shareholders' Deficit	(118,993)	(127,498)
Total Liabilities and Shareholders' Deficit	$313,733	$312,627

Debt Balances

(In thousands)	3/31/10	12/30/09

Credit facility revolver loans due 2011	$-	$-
Credit facility term loans due 2012	75,000	80,000
Capital leases and other debt	23,503	23,666
Senior notes due 2012	175,000	175,000
Total Debt	$273,503	$278,666

DENNY’S CORPORATION
Income, EBITDA and G&A Reconciliations
(Unaudited)

	Quarter	Quarter
Income and EBITDA Reconciliation	Ended	Ended
(In millions)	3/31/10	4/1/09

Net income	$4.6	$4.3

Provision for income taxes	0.2	(0.4)
Operating (gains), losses and other charges, net	0.4	0.3
Other nonoperating income, net	(0.0)	(0.5)
Share-based compensation	1.4	0.9

Adjusted income before taxes (1)	$6.6	$4.6

Interest expense, net	6.4	8.5
Depreciation and amortization	7.4	8.7
Cash payments for restructuring charges and exit costs	(1.4)	(1.7)
Cash payments for share-based compensation	(1.0)	(1.8)

Adjusted EBITDA (1)	$18.0	$18.3

	Quarter	Quarter
General and Administrative Expenses Reconciliation	Ended	Ended
(In millions)	3/31/10	4/1/09

Share-based compensation	$1.4	$0.9
Other general and administrative expenses	11.7	12.9
Total general and administrative expenses	$13.1	$13.8

(1)
We believe that, in addition to other financial measures, Adjusted Income Before Taxes and Adjusted EBITDA are appropriate indicators to assist in the evaluation of our operating performance on a period-to-period basis.  We also use Adjusted Income and Adjusted EBITDA internally as performance measures for planning purposes, including the preparation of annual operating budgets, and for compensation purposes, including bonuses for certain employees.  Adjusted EBITDA is also used to evaluate our ability to service debt because the excluded charges do not have an impact on our prospective debt servicing capability and these adjustments are contemplated in our senior credit facility for the computation of our debt covenant ratios.  However, Adjusted Income and Adjusted EBITDA should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with U.S. generally accepted accounting principles.

DENNY’S CORPORATION
Operating Margins
(Unaudited)

	Quarter		Quarter
	Ended		Ended
(In millions)	3/31/10		4/1/09

Company restaurant operations: (2)
Company restaurant sales	107.8	100.0%	135.6	100.0%
Costs of company restaurant sales:
Product costs	25.7	23.8%	32.3	23.8%
Payroll and benefits	44.2	41.0%	57.8	42.6%
Occupancy	7.4	6.9%	9.0	6.7%
Other operating costs:
Utilities	4.7	4.3%	6.8	5.1%
Repairs and maintenance	1.9	1.8%	2.6	1.9%
Marketing	4.3	4.0%	4.8	3.5%
Legal settlements	0.1	0.1%	0.4	0.3%
Other	4.8	4.5%	6.0	4.5%
Total costs of company restaurant sales	$93.1	86.4%	$119.7	88.3%
Company restaurant operating margin (3)	$14.7	13.6%	$15.9	11.7%

Franchise operations: (4)
Franchise and license revenue
Royalty and license revenue	$18.0	60.4%	$17.9	59.3%
Initial and other fee revenue	0.4	1.5%	1.6	5.4%
Occupancy revenue	11.4	38.1%	10.7	35.3%
Total franchise and license revenue	$29.8	100.0%	$30.2	100.0%

Costs of franchise and license revenue
Direct franchise costs	$3.7	12.4%	$3.3	10.8%
Occupancy costs	8.7	29.1%	8.0	26.6%
Total costs of franchise and license revenue	$12.4	41.5%	$11.3	37.4%
Franchise operating margin (3)	$17.4	58.5%	$18.9	62.6%

Total operating revenue (1)	$137.6	100.0%	$165.8	100.0%
Total costs of operating revenue (1)	105.5	76.7%	131.0	79.0%
Total operating margin (1)(3)	$32.1	23.3%	$34.8	21.0%

Other operating expenses: (1)(3)
General and administrative expenses	13.1	9.5%	13.8	8.4%
Depreciation and amortization	7.4	5.4%	8.7	5.3%
Operating gains, losses and other charges, net	0.4	0.3%	0.3	0.2%
Total other operating expenses	$20.9	15.2%	$22.9	13.8%

Operating income (1)	$11.2	8.1%	$11.9	7.2%

(1)	As a percentage of total operating revenue
(2)	As a percentage of company restaurant sales
(3)
Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue.  As such, operating margin is considered a non-GAAP financial measure.  Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with U.S. generally accepted accounting principles.

(4)	As a percentage of franchise and license revenue

DENNY’S CORPORATION
Statistical Data
(Unaudited)

	Quarter	Quarter
Same-Store Sales	Ended	Ended
(increase/(decrease) vs. prior year)	3/31/10	4/1/09

Same-Store Sales
Company Restaurants	(5.5%)	0.3%
Franchised Restaurants	(6.3%)	(1.4%)
System-wide Restaurants	(6.1%)	(0.9%)

Company Restaurant Sales Detail
Guest Check Average	0.1%	0.5%
Guest Counts	(5.6%)	(0.2%)

	Quarter	Quarter
Average Unit Sales	Ended	Ended
($ in thousands)	3/31/10	4/1/09

Company Restaurants	$457.6	$454.5

Franchised Restaurants	$341.8	$362.2

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total

Ending Units 12/30/09	233	1,318	1,551

Units Opened	4	6	10
Units Refranchised	0	0	0
Units Closed	0	(2)	(2)
Net Change	4	4	8

Ending Units 3/31/10	237	1,322	1,559

Equivalent Units
First Quarter 2010	235	1,320	1,555
First Quarter 2009	298	1,241	1,539
	(63)	79	16